EXHIBIT 10.18

MUTUAL SPECIFIC AND GENERAL RELEASE

1.  Parties.    The parties to this Mutual Specific and General Release (this “Agreement”) are as follows:

1.1  Richard A. Cude, an individual, and his related or affiliated individuals, heirs, successors and assigns, and his related or affiliated entities (collectively referred to herein and throughout this Agreement as “Cude”);

1.2  Channell Commercial Corporation, a Delaware corporation, and its present, former and future officers, directors, employees, shareholders and other related or affiliated individuals, and its related or affiliated entities and the present, former and future officers, directors, employees shareholders and other related or affiliated individuals thereof (all collectively referred to herein and throughout this Agreement as the “Company”).

2.  Recitals.    This Agreement is entered into with reference to the following facts:

2.1  Cude shall cease performing any duties for, and shall cease to be an officer or employee of, the Company as of July 14, 2002.

2.2  The parties desire to resolve fully and finally any and all actions, claims, damages, accounts and differences, if any, including but not limited to any matters pertaining to Cude’s employment with the Company up to and including the date set forth in Section 2.1 of this Agreement.

2.3  Cude disputes and denies that his performance for the Company has been negligent or inappropriate in any regard. The Company disputes and denies that it has acted wrongly in any manner toward Cude, that it has abridged or impaired any of his rights, or that it has caused him any injury of any amount or nature. The parties therefore agree to settle and waive all claims of any nature either of them may have against the other, as set forth below. In particular, Cude has agreed to settle any and all claims of any nature whatsoever, known or unknown that he has, may have or could have had against the Company, including, but not limited to, any current or former officer, director, or other employee, agent or affiliated entity of the Company, arising out of or in connection with Cude’s employment or the cessation of that relationship that are based upon, arise out of, or relate to any act or omission occurring at any time on or before the Effective Date, as defined below in paragraph 3.4.

2.4  Neither party has filed and each party agrees not to file at any time in the future, any statutory, civil, or administrative claim, complaint, or charge of any kind whatsoever with any state or federal court, administrative agency, or tribunal of any kind whatsoever, concerning any subject matter connected with, or pertaining or relating to the issues referred to in this paragraph 2, and paragraph 3, below, and the parties agree that this Agreement and the consideration exchanged in this Agreement are contingent upon this promise not to file any such claim, complaint or charge of any kind whatsoever.

2.5  The consideration for the Total Consideration specified in paragraph 4 below includes the following: (a) Cude’s general release of claims set forth in paragraph 3; and (b) Cude’s agreements in paragraph 4 (confidentiality; non-solicitation).

3.  Releases and Waivers.

3.1  General Release by the Company.    The Company, on behalf of itself and any affiliated or related corporation or entity, does hereby now and forever release and discharge Cude and his heirs and assigns from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements (including, but not limited to, all confidentiality or non-solicitation agreements other than those set forth herein), costs and expenses (including, but not limited to, attorneys’ fees), damages, actions and causes of action, of whatsoever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed (collectively referred to as “claims”) that are based upon, arise out of, or relate to any act or omission occurring at any time on or before the Effective Date of this Agreement, including but not limited to any claims that are based on, arise out of, or relate to Cude’s employment or other relationship with, or any services rendered (or that Cude claims he has the right to or would have rendered) for, on behalf of, or for the benefit of the Company or any affiliated or related corporation, entity, or individual.

3.2  General Release by Cude.    In consideration of the terms and provisions of this Agreement, Cude, on behalf of himself and his related or affiliated individuals and entities, if any, including, but not limited to any predecessors, successors, heirs, assigns, attorneys, representatives, agents, accountants, and any and all other related or affiliated individuals and entities, if any, and each of them, shall and does hereby forever relieve, release and discharge the Company and its predecessors, successors, heirs, assignees, owners, attorneys, representatives, affiliates, parent corporations, subsidiaries (whether or not wholly owned), divisions, parts, partners and their current and former officers, directors, agents, employees, servants, executors, administrators, accountants, shareholders, investigators, insurers, and any and all other related individuals and entities, if any, from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys’ fees), damages, actions and causes of action, of whatsoever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed (collectively referred to as “claims”), that are based upon, arise out of, or relate to any act or omission occurring at any time on or before the Effective Date of this Agreement including, but not limited to, any claims based on, arising out of, related to or connected with Cude’s employment with or cessation of employment with the Company or any of its related entities, including, but not limited to, any claims arising from rights under federal, state, and local laws relating to the regulation of federal or state tax payments or accounting, to federal or state laws which prohibit discrimination on the basis of race, national origin, religion, sex, age, marital status, disability, perceived disability, ancestry, sexual orientation, family or medical leave, or any other form of discrimination, or to laws such as workers’ compensation laws, which provide rights and remedies for injuries sustained in the workplace or any common law claims of any kind, including, but not limited to, contract, tort, and property rights including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, breach of privacy, unfair competition, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress, loss of consortium, breach of fiduciary duty, violation of public policy and any other common law claim of any kind whatsoever, any claims for severance pay, sick leave, family leave, liability pay, vacation, life insurance, health insurance, continuation of health benefits, disability or medical insurance or any other fringe benefit or compensation, and any and all rights or claims arising under the Employee Retirement Income Security Act of 1974 (“ERISA”), or pertaining to ERISA regulated benefits, or any claim for damages or declaratory or injunctive relief of any kind.

3.3  Waiver of rights or claims arising under the Age Discrimination in Employment Act of 1967.

3 .3.1  Cude represents that he was afforded a period of at least twenty-one (21) days to consider an unexecuted version of this Agreement.

3.3.2  Cude acknowledges that he understands all of the terms and conditions of this Agreement.

3.3.3  The Company advises Cude to consult with an attorney prior to executing this Agreement.

3.3.4  Cude warrants and represents that he has consulted with an attorney to the extent he deemed necessary or advisable regarding all of the terms and conditions of the Agreement before executing this Agreement.

3.3.5  Cude specifically waives any rights or claims he may have against the Company, as set forth in paragraphs 2 and 3, including, but not limited to, rights or claims which may have arisen under the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 621 et. seq., as a result of Cude’s employment with the Company, services during the Interim Term, or cessation of employment.

3.3.5.1  This waiver is in exchange for consideration, as set forth in paragraph 4, in addition to anything of value to which Cude is already entitled.

3.3.6  Cude shall have seven (7) days to revoke this Agreement after he has executed it.

3.4  This Agreement shall not become effective or enforceable until seven (7) days following its execution by Cude (the “Effective Date”).

4.  Consideration.     Pursuant to the terms and subject to all of the conditions of this Agreement, the Company shall make and provide the following payments and benefits to Cude (in addition to any payments and benefits required by law): (a) each of the payments and benefits specified in Sections 5.2.1 and 5.2.2 of Cude’s Employment Agreement (except that, for purposes of Section 5.2.2, there will be no discount to reflect the acceleration of the Employment Term Base Salary), (b) reimbursement for the expense of relocation back to Michigan (including, without limitation, air travel to Michigan in accordance with Company air fair policies) consistent with Section 3.3.1 of the Employment Agreement, (c) continued right to live in and use the rental residence and leased automobile currently provided by the Company through October 31, 2002, (d) payment of accrued vacation and sick pay in accordance with Section 4.4 of the Employment Agreement, and (e) right to be indemnified, defended and held harmless by the Company for actions as a director and/or executive officer and employee from any and all claims and causes of action arising from Employee’s directorship or employment in any capacity by the Company to the maximum extent permitted by applicable law (collectively, such payments and benefits are referred to as the “Total Consideration”). The Total Consideration is claimed by, and is paid to Cude as full and final settlement of Cude’s claims against the Company, although the Company disputes and denies the existence of any liability, wrongdoing or negligence of any kind whatsoever, and although Cude releases and waives any such claims pursuant to paragraph 3, above. None of the Total Consideration is subject to reduction or offset in the event that Cude secures alternative employment after the date specified in Section 2.1 of this Agreement.

4.1  Confidentiality of Agreement.    Except as provided in this paragraph, the parties agree and represent that the terms and provisions of and information concerning this Agreement, as well as the matters released in this Agreement, shall remain absolutely confidential and shall not be disclosed to the media or the press, or to any person, firm, corporation, or other entity (collectively referred to as “any person”), with the sole and exclusive exception with respect to the Company of management level employees the Company reasonably determines need the information in the course of their employment, or the Company’s accountants or attorneys; so long as any such individual is informed of this confidentiality agreement and is instructed by the party and agrees to retain the confidentiality of this Agreement; provided however, that either party, if asked by anyone, may state that “the matter has been resolved confidentially.” Nothing in this Agreement shall be construed as precluding disclosure of its existence, fact, terms, or provisions of or information concerning this Agreement, as well as the matters released in this Agreement, if given as testimony before any court of law or administrative proceeding, or if required and compelled by due process of law. In the event that Cude is required and compelled by due process of law to disclosure the terms, fact or existence of this Agreement, he will first give fifteen (15) days advance written notice to the Company when reasonably practicable so that the Company may present and preserve any objections it may have to such disclosure. If Cude cannot give such notice because he is required and compelled by due process of law to disclose this information in less than fifteen (15) days after receiving notice, he will provide oral notice, as well as written notice as set forth above, as soon as practicable under the circumstances.

4.2  Confidentiality of Information.    Cude agrees that he shall continue to observe and be subject to Company policy regarding confidentiality of information.

4.3  Non-Solicitation.

(a)  As a means reasonably designed to protect the confidential and proprietary information of the Company, during the period from the date hereof through the second anniversary of the Effective Date (the “Restricted Period”), Cude agrees that he will not, directly or indirectly, either for himself or for any other person, firm, corporation, partnership, limited liability company, group, association or other entity, call upon, solicit, divert, take away or accept, or attempt to call upon, solicit, divert, take away or accept, business of a type the same or similar to the business as conducted by the Company as of the date hereof or as proposed as of the date hereof to be conducted by the Company from any of the customers, sales representatives and personnel, licensors, manufacturers or other vendors of the Company or similar entities or persons upon whom Cude called or whom he solicited or to whom he catered or with whom he became acquainted after entering the employ of the Company; provided, that the foregoing shall not restrict Cude from doing business with a customer, manufacturer or other vendor of the Company if both (i) such business does not interfere with the business done between the Company and such customer, manufacturer or other vendor and (ii) the business done by Cude with such customer, manufacturer or other vendor does not involve divulging or using any confidential information of the Company relating to pricing, product specifications or other terms of business between the Company and its customers, manufacturers and other vendors.

(b)  Cude agrees and acknowledges that he has gained and during the Restricted Period will likely continue to gain, valuable information about the identity, qualifications and on-going performance of the employees of the Company. Consequently, as a further means reasonably designed to protect the confidential and proprietary information of the Company, during the Restricted Period, Cude shall not directly or indirectly (i) hire, employ, offer employment to, or seek to hire, employ or offer employment to, any person who is then, or within the prior three (3) months had been, an employee of the Company, (ii) solicit or encourage any person who is then, or within the prior three (3) months had been, an employee of the Company, to seek or accept employment with any other person or entity or (iii) disclose any information, except as required by law, about such employee to any prospective employer. Cude acknowledges that even an unsuccessful solicitation of the Company’s employees may negatively impact the morale, commitment and performance of the employee in question and that any successful solicitation of an employee may cause substantial financial loss for which Cude will be responsible.

4.4  No Authority to Bind.    After the date specified in Section 2.1 of this Agreement, Cude agrees that he will not in any manner imply or represent, directly or indirectly, to any person or entity that he is an agent of the Company with any authority to bind the Company, and acknowledges and agrees that from and after such date he will not be an agent of the Company and will not have any authority to bind the Company.

4.5  Full Consideration.    Each party is to bear its own attorneys’ fees, expert and consultant fees, if any, costs, and any other expenses to date incurred in connection with the subject matter of this Agreement. The parties expressly agree that the above-referenced sums are offered and accepted as a complete and final settlement, as fully described in this Agreement, of any and all claims and obligations referenced in paragraph 2, above.

5.  Non-Assignment of Claims.    Each of the parties represents and warrants that it has not assigned or transferred any portion of the claims released under this Agreement to any other individual, firm, corporation or other entity, and that no other individual, firm, corporation or other entity has any lien, claim or interest in any such claims, including but not limited to, any claim or interest arising out of, related to or connected with the matters referenced in paragraph 2 above. Each party shall indemnify each other party, defend and hold it harmless from and against any claims arising out of, related to, or in connection with any such prior assignment or transfer, or any such purported assignment or transfer, or any claims or other matters released or assigned in this Agreement. Each party to this Agreement covenants and agrees not to bring, induce, or assist, except to the extent required by law or process, any claim, action or proceeding of any kind or nature brought by any person against any party to this Agreement, directly or indirectly, regarding, connected with, arising out of, or relating or pertaining to in any manner the matters released by this Agreement or any matter in any way connected with, regarding, pertaining or relating to or arising out of Cude’s status as an employee of the Company.

6.  Section 1542 of the Civil Code.    The parties expressly waive any and all rights under Section 1542 of the Civil Code of the State of California, or any other federal or state statutory rights or rules, or principles of common law or equity, or those of any jurisdiction, government, or political subdivision, similar to Section 1542 (“similar provision”). Thus, they may not invoke the benefits of Section 1542 or any similar provision in order to prosecute or assert in any manner any claims that are released under this Agreement. Section 1542 provides as follows:

“A general release does not extend to claims which the creditor does not know .or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor,”

7.  Successors and Assigns.    This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the parties to this Agreement, and each of them.

8.  Integration.    This Agreement constitutes a single integrated written contract expressing the entire agreement of the parties to this Agreement. No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made by any party to this Agreement, except as specifically set forth in this Agreement. All prior and contemporaneous discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.

9.  Modifications.    No modification, amendment or waiver of any of the provisions contained in this Agreement, or any future representations, promise, or condition in connection with the subject matter of this Agreement, shall be binding upon any party to this Agreement unless made in writing and signed by such party or by a duly authorized officer or agent of such party.

10.  Severability.    In the event that any provision of this Agreement should be held to be void, voidable, unlawful or for any reason unenforceable, the remaining provisions or portions of this Agreement shall remain in full force and effect.

11.  Miscellaneous Terms.    Each of the parties to this Agreement further represents, warrants, and agrees as follows:

11.1  Independent Advice From Counsel.    To the extent it or he deems necessary or advisable, each of the parties has received prior independent legal advice from legal counsel of his or its choice with respect to the advisability of making the settlement provided for in this Agreement and with respect to the advisability of executing this Agreement.

11.2  Knowing and Voluntary Consent.    Each of the parties has read the Agreement carefully, knows and understands the contents of this Agreement, and has made such investigation of the facts pertaining to the settlement and this Agreement and of all matters pertaining to this Agreement as Cude or the Company deem necessary or desirable.

11.3  Negotiated Agreement.    The terms of this Agreement are contractual, not a mere recital, and are the result of negotiations between the parties.

11.4  Non-Interference and Non-Disparagement.    Each party agrees that such party will not take any action that would interfere with the performance of this Agreement by any of the parties to this Agreement or that would adversely affect the rights provided for in this Agreement. Each party further agrees not to directly or indirectly disparage any of the other parties to this Agreement, including, in the case of the Company, its present, former and future officers, directors, employees, shareholders and other related or affiliated individuals, and its related or affiliated entities and the present, former and future officers, directors, employees shareholders and other related or affiliated individuals thereof.

11.5  Authority.    The corporate officer of the Company reviewing and executing the Agreement has been duly authorized and empowered by the Company to do so.

11.6  Construction.    Whenever the context so requires, the masculine gender shall include the feminine or neuter gender, and singular number shall include the plural number, and vice versa. This Agreement shall be construed in accordance with and governed by California law without giving effect to the choice of law rules thereof.

11.7  Disputed Rights.    The parties explicitly acknowledge and covenant that this Agreement represents a settlement and compromise of disputed rights, claims and defenses, and that, by entering into this Agreement, no party to this Agreement admits or acknowledges the existence of facts which would impact negatively on the resolution of the party’s pleadings, if any, and no party admits or acknowledges any liability, wrongdoing, or negligence, all such liability, wrongdoing or negligence being expressly denied. No provision of this Agreement, or of any related document, shall be construed as an admission or concession of liability, any wrongdoing, negligence or of any preexisting liability. Moreover, the parties acknowledge explicitly that neither the conduct of, nor statements made during, the negotiations, nor the settlement nor the resolution of this matter will in any way make it more likely that any party hereto would testify in any subsequent proceeding in a manner favorable or unfavorable to the interests of the other party.

11.8  Mistake in Facts/Voluntary Consent.    The parties hereby expressly and knowingly acknowledge that each may, after the execution of this Agreement, discover facts different from or in addition to those which each now knows or believes to be true with respect to the claims released in this Agreement. Nonetheless, each party agrees that this Agreement shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts. It is the intention hereby fully, finally, and forever to settle and release all such matters, and any and all claims relating to those matters, which do now exist, may exist, or previously have existed by and among the parties, including without limitation claims arising out of, related to, or connected with the matters referenced in paragraphs 2 and 3 above, and any and all facts in any manner arising out of, related to, or connected with those claims or Cude’s employment with or termination of employment from the Company. In furtherance of such intention, the releases given in this Agreement shall be and remain in effect as full and completed releases of such matters, notwithstanding the discovery by any of the parties of the existence of any additional or different claims or facts relating to the claims. Similarly, in entering into this Agreement, each party assumes the risk of misrepresentations, concealments, or mistakes, and if any party should subsequently discover that any fact he or it relied upon in entering into this Agreement was untrue, that any fact was concealed from him or it, or that his or its understanding of the facts or law was incorrect, such party shall not be entitled to set aside this Agreement or the settlement reflected in this Agreement or be entitled to recover any damages on that account. This Agreement is intended, pursuant to the advice of independently selected legal counsel, to be final and binding between and among the parties to this Agreement regardless of any claims of misrepresentations, or promises made without the intention of performance, or concealments of facts, or mistakes of fact or law, or of any other circumstances whatsoever.

11.9  Paragraph Descriptions.    The use of headings in this Agreement is only for ease of reference and the headings have no effect and are not considered to be part or terms of this Agreement.

11.10  Execution in Counterparts.    This Agreement may be executed and delivered by facsimile or in any number of counterparts or copies (“counterpart”) by the parties to this Agreement. When each party has signed and delivered at least one counterpart to each other party to this Agreement, each counterpart shall be deemed an original and, taken together, shall constitute one and the same Agreement, which shall be binding and effective as to the parties to this Agreement.

IN WITNESS WHEREOF, the parties hereto have approved and executed this Agreement on the dates specified below.

AGREEING AND RELEASING PARTIES:

By:	/s/ RICHARD A. CUDE
Richard A. Cude

Dated:  August 2, 2002

CHANNELL COMMERCIAL CORPORATION

By:	/s/ WILLIAM H. CHANNELL, JR.

Its:	President, COO

Dated:  August 2, 2002